Exhibit 99.1

Tony Xu Joins Meta Board of Directors

MENLO PARK, Calif., Jan. 11, 2022 - Meta today announced that Tony Xu, co-founder and CEO of DoorDash, Inc., has been elected to the company’s board of directors, effective immediately.

Mark Zuckerberg, founder and CEO of Meta, said, "Tony has built a great service for millions of people to get food and more from hundreds of thousands of restaurants and small businesses. I've always thought it's important to have great tech leaders on our board, and Tony has direct experience both running a tech company and solving complex challenges in commerce. I look forward to learning from his perspective as we build towards the metaverse."

“Millions of local merchants use Meta’s tools to grow and run their businesses every month. I look forward to working with the board as the company enters the next stage of its journey,” said Xu.

Xu has served as Chief Executive Officer and a member of the board of directors of DoorDash, Inc. since May 2013. He was appointed DoorDash’s board chair in November 2020. Xu holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business.

Meta’s current board members are: Mark Zuckerberg; Peggy Alford, Executive Vice President, Global Sales, PayPal Holdings, Inc.; Marc L. Andreessen, Andreessen Horowitz; Drew Houston, Co-Founder and CEO, Dropbox, Inc.; Nancy Killefer, Retired Senior Partner, McKinsey & Company; Robert M. Kimmitt, Meta’s Lead Independent Director and Senior International Counsel at WilmerHale LLP; Sheryl K. Sandberg, Chief Operating Officer, Meta; Peter A. Thiel, Founders Fund; Tracey T. Travis, Executive Vice President and Chief Financial Officer, The Estée Lauder Companies, Inc.; and Tony Xu, Co-Founder and CEO, DoorDash, Inc.

About Meta
Meta builds technologies that help people connect, find communities, and grow businesses. When Facebook launched in 2004, it changed the way people connect. Apps like Messenger, Instagram and WhatsApp further empowered billions around the world. Now, Meta is moving beyond 2D screens toward immersive experiences like augmented and virtual reality to help build the next evolution in social technology.

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